EXHIBIT 5


DAVID J. SIEBENGA
B.COMM, LL.B.
                                                           Siebenga & Associates
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                                           Notary Public/Barristers & Solicitors




June 14, 2002


Old Goat Enterprises, Inc.
4526 Neville Street
Burnaby, B.C.
V5J 2G8

Dear Sir:

We have acted as counsel to Old Goat Enterprises, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a registration statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), to register the offering by the Company of 750,000 common shares to be sold for cash.

In this regard, we have reviewed the Articles of Incorporation of the Company, resolutions adopted by the Company's Board of Directors, the Registration Statement, the other exhibits to the Registration Statement and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion. Based on the foregoing, we are of the opinion that each Common Share being offered has been duly and validly authorized for issuance and when issued as contemplated by the Registration Statement will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Yours very truly,
SIEBENGA & ASSOCIATES

/s/ David J. Siebenga, Esq.
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per: David J. Siebenga, Esq.

DJS/



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